Exhibit 8.3

May 25, 2007

Your reference
Security Capital Assurance Ltd
One Bermudiana Road	Our reference
Hamilton HM 11, Bermuda	WNCW/VZS
Direct line
+44 20 7090 5052

Dear Sirs

Registration Statement on Form S-1 of Security Capital Assurance Ltd filed on May 16, 2007
(as subsequently amended) (the “Registration Statement”)

In connection with the Registration Statement you have requested our opinion as to certain United Kingdom tax matters. Our opinion is set forth in the Registration Statement under the heading “Certain Tax Considerations—United Kingdom Taxation”.

We hereby consent to the filing of this letter as Exhibit 8.3 to the Registration Statement and to the use of our name under the caption “Certain Tax Considerations—United Kingdom Taxation” in the Registration Statement.

Yours faithfully,

/s/ Slaughter and May

Slaughter and May